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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                               BIRCH TELECOM, INC.


         BIRCH TELECOM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST:  The name of the Corporation is Birch Telecom, Inc.

         SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was December 23, 1996. The date on which the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware was February 10, 1998.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

         The second paragraph of Section B. of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation shall be deleted in its entirety and the following shall be substituted in its place, to read in its entirety as follows:

         Of the authorized shares of Preferred Stock, 2,968,750 shares are hereby designated "Series A Preferred Stock"; 8,750,000 shares are hereby designated "Series B Preferred Stock"; and 8,500,000 shares are hereby designated "Series C Preferred Stock."

         The first sentence of Section C.(1)(b) of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation shall be deleted in its entirety, and the following shall be substituted in its place, to read in its entirety as follows:

         The holders of Series B Preferred Stock shall be entitled to receive dividends in cash at the rate of fifteen percent (15%) per annum on an amount equal to $1.60 plus all unpaid dividends accrued on such shares of Series B Preferred Stock, on each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares), when and as declared by the Board of Directors out of the funds legally available for that purpose; provided, however, that, prior to June 30, 1998, the Board of Directors may declare and pay such dividends in additional shares of Series B Preferred Stock, such shares of Series B Preferred Stock to be valued at $1.60 per share.



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         The first sentence of Section C.(4)(g) of Article Fourth of the Amended
and Restated Certificate of Incorporation of the Corporation shall be deleted in its entirety and the following shall be substituted in its place, to read in its entirety as follows:

         If the Corporation at any time or from time to time after June 30, 1998 makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Preferred Stock Price of each applicable series of Preferred Stock that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Preferred Stock Price for each applicable series of Preferred Stock then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Preferred Stock Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Preferred Stock Price shall be adjusted pursuant to this Section (4)(g) to reflect the actual payment of such dividend or distribution.

         The first sentence of Section C.(4)(h) of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation shall be deleted in its entirety and the following shall be substituted in its place, to read in its entirety as follows:

         If the Corporation at any time or from time to time after June 30, 1998 makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series B Preferred Stock and Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series B Preferred Stock or Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section (4) with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.



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         The first sentence of Section C.(4)(k)(iv) of Article Fourth of the
Amended and Restated Certificate of Incorporation of the Corporation shall be deleted in its entirety and the following shall be substituted in its place, to read in its entirety as follows:

         "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section (4)(k), whether or not subsequently reacquired or retired by the Corporation other than (A) shares of Common Stock issued upon conversion of the Series B Preferred Stock or Series C Preferred Stock;
         (B) Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; and (D) warrants to purchase Common Stock, and the Common Stock issued pursuant to such warrants, that are issued to holders of the Senior Notes due 2008 issued by the Corporation pursuant to an indenture between the Corporation and Norwest Bank, N.A. (the "Senior Notes").

         The first two sentences of Section C.(5)(b)(i) of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation shall be deleted in their entirety and the following shall be substituted in their place, to read in their entirety as follows:

         Following the date that is at least ninety-one (91) days after the date on which the Corporation has fully repaid (whether at maturity or otherwise) the Senior Notes, a holder of Series B Preferred Stock may require the Corporation, to the extent it may lawfully do so, to redeem all of such holder's Series B Preferred Stock, or the holders of a least seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock, voting as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem all of the outstanding shares of Series B Preferred Stock, by providing written notice to the Corporation of such holder's request to redeem its shares of Series B Preferred Stock (the "Holder Redemption Notice"). Such Holder Redemption Notice shall be deemed an irrevocable request by such holder to require the Corporation to redeem all of such holder's shares of Series B Preferred Stock. If the Holder Redemption Notice is given to the Corporation before January 1, 2003, the Corporation shall redeem one-third of the aggregate number of shares of Series B Preferred Stock requested to be redeemed in the Holder Redemption Notice on February 28, 2003, 2004 and 2005, respectively (each a "Series B Redemption Date"). If the Holder Redemption Notice is given to the Corporation on or after January 1, 2003 but before January 1, 2004, the Corporation shall redeem one-half of the aggregate number of shares of Series B Preferred Stock requested to be redeemed in the Holder Redemption Notice on February 28, 2004 and 2005, respectively (each a "Series B Redemption Date"). If the Holder Redemption Notice is given to the Corporation on or after January 1, 2004 but before January 1, 2005, the Corporation shall redeem all of the Series B Preferred Stock requested to be redeemed in the Holder Redemption Notice on February 28, 2005 (such date being a "Series B Redemption Date"). If the Holder Redemption Notice is given to the



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         Corporation on or after January 1, 2005, the Corporation shall redeem all of the Series B Preferred Stock requested to be redeemed in the Holder Redemption Notice within sixty (60) days of the delivery of such Holder Redemption Notice (such date being a "Series B Redemption Date").

         Section C.(5)(c)(i) of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation shall be deleted in its entirety and all section numbers and references to section numbers in the Amended and Restated Certificate of Incorporation shall be renumbered accordingly.

         FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Birch Telecom, Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 19th day of June, 1998.

                                       BIRCH TELECOM, INC.



                                       By:  /s/ David E. Scott
                                            -------------------------
                                            David E. Scott, President

ATTEST:


/s/ Gregory C. Lawhon
----------------------------
Gregory C. Lawhon, Secretary






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